Exhibit 2.1

EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SHARE EXCHANGE AGREEMENT

by and among

RETO ECO-SOLUTIONS, INC.,

SEVEN ARROWS SUPPLY CHAIN LIMITED,

and

SHIBA REI

Dated as of February 27, 2026

i

4.25. Top Customers and Suppliers	26
4.26 Certain Business Practices	26
4.27 Investment Company Act	27
4.28. Finders and Brokers	27
4.29. Information Supplied	27
4.30. Independent Investigation	27
4.31. Financial services business	28
4.32. BVI ES Act	28
4.33. BVI annual return	28
4.34. BVI International Tax Authority	28
4.35. Company records	28
4.36. Security	28

v. representations and warranties RELATING TO SELLER	28
5.1. Standing	28
5.2. Authorization; Binding Agreement	28
5.3. Ownership	28
5.4. Governmental Approvals	29
5.5. Non-Contravention	29
5.6. No Litigation	29
5.7. Investment Representations	29
5.8. Finders and Brokers	29
5.9. Information Supplied	30
5.10. Independent Investigation	30
5.11 Mutual Drafting	30

VI. OTHER AGREEMENTS OF the PARTIES	30
6.1. Litigation Support	30
6.2. No Trading	30
6.3. Efforts	31
6.4. Further Assurances	31
6.5. Right of First Refusal	31
6.6. Tag-Along Rights	32
6.7. Drag-Along	32
6.8. Public Announcements	32
6.9 Confidential Information	33
6.10. Tax Matters	34
6.11. Board of Directors of the Company	34
6.12. Non-Competition	34
6.13. Escrow Earnout Shares Restrictions	35
6.14. Delivery of Books and Records	35

VII. INDEMNIFICATION	36
7.1 Survival	36
7.2 Indemnification by Seller	36
7.3. Certain Limitations	37
7.4. Indemnification Procedures	37
7.5 Payment of Indemnification Claims	39
7.6. Exclusive Remedies	39

ii

VIII. WAIVERs And releases	40
8.1. Release and Covenant Not to Sue	40

Ix. MISCELLANEOUS	40
9.1 Notices	40
9.2. Binding Effect; Assignment	41
9.3. Third Parties	41
9.4. Governing Law; Jurisdiction	41
9.5. WAIVER OF JURY TRIAL	42
9.6. Specific Performance	42
9.7. Severability	42
9.8. Amendment	42
9.9. Waiver	42
9.10. Entire Agreement	42
9.11. Interpretation	43
9.12. Counterparts	44

X DEFINITIONS	44
10.1. Certain Definitions	44
10.2. Section References	52

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Management Services Agreement
Exhibit B	Escrow Agreement
Exhibit C	Spousal Consent

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 27, 2026, by and among (i) Seven Arrows Supply Chain Limited, a British Virgin Islands business company registered with company number 2194939 (the “Company”), (ii) ReTo Eco-Solutions, Inc., a British Virgin Islands business company registered with company number 1885527 (“Buyer”), and (iii) Shiba Rei (“Seller” together with the Company, the “Seller Parties”). The Company, Buyer, and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in Article X hereof.

RECITALS:

WHEREAS, the Company, through its Subsidiaries, is engaged in the business of distribution and sales of draft beer and other liquor in China (the “Business”);

WHEREAS, Seller owns 50,000 Company Shares, representing 100% of the issued and outstanding shares and other equity interests in or of the Company;

WHEREAS, subject to and upon the terms and conditions set forth in this Agreement, Buyer, either directly or through one of its wholly-owned subsidiaries, desires to purchase from Seller, and Seller wishes to sell to Buyer, either directly or through one of its wholly-owned subsidiaries, 25,500 Company Shares (the “Purchased Shares”), which Company Shares represent 51% of the issued and outstanding shares and other equity interests in or of the Company, in exchange for up to 8,670,000 newly issued Buyer Class A Shares, subject to the terms and conditions set forth herein (the “Share Exchange” and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Parties desire that following the Transactions Buyer or one of its wholly-owned subsidiaries will own 51% of the issued and outstanding Company Shares;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Beijing ReTo Hengda Technology Co., Ltd., Seller and Buyer are entering into a master services agreement, in the form attached hereto as Exhibit A (the “Management Services Agreement”), which Management Services Agreement shall become effective as of the Closing;

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has unanimously (a) determined that it is fair, advisable and in the best interests of Buyer and its shareholders to enter into this Agreement, enter into each Ancillary Document to which Buyer is a party and consummate the transactions contemplated hereby and thereby, and (b) approved the execution, delivery and performance by Buyer of this Agreement, each Ancillary Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of the Company has (a) determined that it is fair, advisable and in the best interests of the Company and its shareholders to enter into this Agreement, enter into each Ancillary Document to which the Company is a party and consummate the transactions contemplated hereby and thereby, and (b) approved the execution, delivery and performance by the Company of this Agreement, each Ancillary Document to which Company is a party and the consummation of the transactions contemplated hereby and thereby, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
SHARE EXCHANGE

1.1 Exchange of the Company Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer or one of its wholly-owned subsidiaries and Buyer or one of its wholly-owned subsidiaries shall purchase, acquire and accept from Seller, the Purchased Shares, free and clear of all Liens (other than those incurred by Buyer).

1.2 Exchange Consideration. At the Closing, upon the terms and subject to the conditions of this Agreement, and in full payment for the Purchased Shares, Buyer shall issue and register in the name of Seller (and the Seller hereby subscribes for) such number of fully paid Buyer Class A Shares (the “Exchange Shares”), such Exchange Shares having an aggregate value on the date hereof (the “Exchange Consideration”) equal to Eight Million Six Hundred Seventy Thousand U.S. Dollars ($8,670,000) at a price per Exchange Share equal to the Buyer Share Price. Each Company Share shall be exchanged for the right to receive a number of Exchange Shares as determined in accordance with the terms of this Agreement. For the avoidance of doubt, only the Exchange Consideration will be delivered into the Escrow Account and such shares only be released upon the terms and conditions set forth in Section 1.3 and the Escrow Agreement.

1.3 Earnout.

(a) Earnout Generally. All of the Exchange Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, and together with the Earnings thereof, the “Escrow Earnout Shares”) shall be placed in escrow pursuant to Section 1.3(c) hereof and Seller shall have the contingent right to receive its Escrow Earnout Shares based on the Net Income of Hainan Seven Arrows during the fiscal years ending each of December 31, 2026, December 31, 2027 and December 31, 2028 (each such fiscal year, an “Earnout Year”), as described in Section 1.3.

(b) Vesting or Forfeiture of Escrow Earnout Shares. Seller will be entitled to receive the Escrow Earnout Shares as follows:

(i) If (A) the 2026 Net Income is equal to or greater than Five Hundred Ten Thousand U.S. Dollars ($510,000) (the “2026 Net Income Target”) and (B) Buyer receives fifty one percent (51%) of the 2026 Net Income (the “2026 Contributed Profits”) in cash pursuant to the Management Services Agreement, then Seller shall be entitled to receive ten percent (10%) of the Escrow Earnout Shares (the “2026 Escrow Earnout Shares”) from the Escrow Account, and all of the 2026 Escrow Earnout Shares shall immediately become vested and deemed earned by and payable to Seller; provided, however, that the number of 2026 Escrow Earnout Shares that vest and become payable to Seller shall be subject to the adjustments pursuant to Section 1.3(b)(ii) and 1.3(b)(iii) and reduced by the number of Buyer Class A Shares forfeited by Seller pursuant to Section 7.5 as payment due in respect of an indemnification claim by any Buyer Indemnitee.

(ii) In the event that the Company achieves at least 70% but less than 100% of the 2026 Net Income Target and Buyer receives 100% of the 2026 Contributed Profits, then (A) a number of 2026 Escrow Earnout Shares (the “2026 Pro Rata Earnout Amount”) equal to the product of (I) the number of 2026 Escrow Earnout Shares and (II) the 2026 Earnout Percentage, shall immediately become vested and deemed earned by and payable to Seller and (B) Seller shall forfeit and shall no longer be eligible to receive from the Escrow Account an aggregate number of Escrow Earnout Shares (up to a maximum amount equal to all of the 2026 Escrow Earnout Shares, but in any event, not less than zero), equal to the 2026 Escrow Earnout Shares less the 2026 Pro Rata Earnout Amount (the “Remaining 2026 Escrow Earnout Shares”) (but shall still be eligible to receive 2027 Escrow Earnout Shares and 2028 Escrow Earnout Shares).

 (iii) In the event that the (A) Company fails to achieve 70% of 2026 Net Income Target set forth in Section 1.3(b)(i) or (B) Buyer fails to receive 100% of the 2026 Contributed Profits, then Seller shall forfeit and shall no longer be eligible to receive from the Escrow Account an aggregate number of Escrow Earnout Shares equal to one hundred percent (100%) of the 2026 Escrow Earnout Shares.

(iv) If (A) the 2027 Net Income is equal to or greater than One Million Seven Hundred Eighty Five Thousand U.S. Dollars ($1,785,000) (the “2027 Net Income Target”) and (B) Buyer receives fifty one percent (51%) of the 2027 Net Income (the “2027 Contributed Profits”) in cash pursuant to the Management Services Agreement, then Seller shall be entitled to receive thirty five percent (35%) of the Escrow Earnout Shares (the “2027 Escrow Earnout Shares”) from the Escrow Account, and all of the 2027 Escrow Earnout Shares shall immediately become vested and deemed earned by and payable to Seller; provided, however, that the number of 2027 Escrow Earnout Shares that vest and become payable to Seller shall be subject to the adjustments pursuant to Section 1.3(b)(v) and 1.3(b)(vi) and reduced by the number of Buyer Class A Shares forfeited by Seller pursuant to Section 7.5 as payment due in respect of an indemnification claim by any Buyer Indemnitee.

(v) In the event that the Company achieves at least 70% but less than 100% of the 2027 Net Income Target and Buyer receives 100% of the 2027 Contributed Profits, then (A) a number of 2027 Escrow Earnout Shares (the “2027 Pro Rata Earnout Amount”) equal to the product of (I) the number of 2027 Escrow Earnout Shares and (II) the 2027 Earnout Percentage, shall immediately become vested and deemed earned by and payable to Seller and (B) Seller shall forfeit and shall no longer be eligible to receive from the Escrow Account an aggregate number of Escrow Earnout Shares (up to a maximum amount equal to all of the 2027 Escrow Earnout Shares, but in any event, not less than zero), equal to the 2027 Escrow Earnout Shares less the 2027 Pro Rata Earnout Amount (the “Remaining 2027 Escrow Earnout Shares”) (but shall still be eligible to receive 2028 Escrow Earnout Shares).

(vi) In the event that (A) the Company fails to achieve 70% of 2027 Net Income Target set forth in Section 1.3(b)(iv) or (B) Buyer fails to receive 100% of the 2027 Contributed Profits, then Seller shall forfeit and shall no longer be eligible to receive from the Escrow Account an aggregate number of Escrow Earnout Shares equal to one hundred percent (100%) of the 2027 Escrow Earnout Shares.

(vii) If (A) the 2028 Net Income is equal to or greater than Two Million Eight Hundred Five Thousand U.S. Dollars ($2,805,000) (the “2028 Net Income Target”) and (B) Buyer receives fifty one percent (51%) of the 2028 Net Income (the “2028 Contributed Profits”) in cash pursuant to the Management Services Agreement, then Seller shall be entitled to receive fifty five percent (55%) of the Escrow Earnout Shares (the “2028 Escrow Earnout Shares”) from the Escrow Account, and all of the 2028 Escrow Earnout Shares shall immediately become vested and deemed earned by and payable to Seller; provided, however, that the number of 2028 Escrow Earnout Shares that vest and become payable to Seller shall be subject to the adjustments pursuant to Section 1.3(b)(viii) and 1.3(b)(ix) and reduced by the number of Buyer Class A Shares forfeited by Seller pursuant to Section 7.5 as payment due in respect of an indemnification claim by any Buyer Indemnitee.

(viii) In the event that the Company achieves at least 70% but less than 100% of the 2028 Net Income Target and Buyer receives 100% of the 2028 Contributed Profits, then (A) a number of 2028 Escrow Earnout Shares (the “2028 Pro Rata Earnout Amount”) equal to the product of (I) the number of 2028 Escrow Earnout Shares and (II) the 2028 Earnout Percentage, shall immediately become vested and deemed earned by and payable to Seller and (B) Seller shall forfeit and shall no longer be eligible to receive from the Escrow Account an aggregate number of Escrow Earnout Shares (up to a maximum amount equal to all of the 2028 Escrow Earnout Shares, but in any event, not less than zero), equal to the 2025 Escrow Earnout Shares less the 2028 Pro Rata Earnout Amount (the “Remaining 2028 Escrow Earnout Shares”).

(ix) In the event that (A) the Company fails to achieve 70% of 2028 Net Income Target set forth in Section 1.3(b)(vii) or (B) Buyer fails to receive 100% of the 2028 Contributed Profits, then Seller shall forfeit and shall no longer be eligible to receive from the Escrow Account an aggregate number of Escrow Earnout Shares equal to one hundred percent (100%) of the 2028 Escrow Earnout Shares.

(x) If the tests set forth in Sections 1.3(b)(ii), 1.3(b)(iii), 1.3(b)(v), 1.3(b)(vi), 1.3(b)(viii) and 1.3(b)(ix) are satisfied then Buyer shall issue to Seller a number of Buyer Class A Shares equal to the product of the Excess Profits divided by Buyer Share Price (such shares, the “Additional Earnout Shares”); provided, however, that the number of Additional Earnout Shares in each applicable year shall not be greater than one hundred percent (100%) of the maximum amount of Escrow Earnout Shares in such year.

(xi) Without duplication of the provisions of this Section 1.3, all share and per share amounts in this Section 1.3(b) shall be appropriately adjusted to reflect any reclassification, recapitalization, share split (including a share consolidation), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, with respect to the Buyer Class A Shares subsequent to the Closing Date.

(xii) All Contributed Profits and Net Income denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.

(c) Distributions of Escrow Earnout Shares. Any Escrow Earnout Shares (and Earnings thereon) that are determined to have become vested and earned by Seller in accordance with this Section 1.3, will be disbursed from the Escrow Account to Seller in accordance with this Section 1.3 and the Escrow Agreement; provided, however, that the number of Escrow Earnout Shares disbursed from the Escrow Account to Seller in accordance with this Section 1.3 shall be reduced by the number of Escrow Earnout Shares forfeited by Seller pursuant to Section 7.5 as payment due in respect of an indemnification claim by any Buyer Indemnitee. Any Escrow Earnout Shares (and Earnings thereon) that are determined to have been forfeited by Seller in accordance with this Section 1.3 or Section 7.5 will be automatically surrendered for no consideration in accordance with Section 59(1A) of the BVI Act and per the terms of the Surrender Letters (with any other securities or property included within the forfeited Escrow Earnout Shares being held in reserve by Buyer).

(d) Escrow Agreement.

(i) At or prior to the Closing, Seller, Buyer and VStock Transfer, LLC (or such other escrow agent mutually acceptable to Buyer and Seller), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Buyer and Seller (the “Escrow Agreement”), pursuant to which Buyer shall issue in the name of the Escrow Agent the Escrow Earnout Shares and shall deposit such Escrow Earnout Shares with the Escrow Agent to be held, along with any Earnings thereon, in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.3 and the Escrow Agreement. The Escrow Agent shall be shown as the registered owner of the escrowed Escrow Earnout Shares on the books and records of Buyer, and Seller shall not be entitled to exercise voting rights with respect to such escrowed Escrow Earnout Shares, but any Earnings on the Escrow Earnout Shares while in the Escrow Account shall be deposited into and retained in the Escrow Account until disbursed therefrom in accordance with the terms of this Section 1.3 and the Escrow Agreement.

(ii) Within five (5) Business Days after a final determination described in Section 1.3(d) below that any Escrow Earnout Shares have either become vested and earned by Seller or been forfeited by Seller, Buyer and Seller shall provide joint written instructions to the Escrow Agent to either, in accordance with the requirements of such final determination, disburse the applicable Escrow Earnout Shares (and Earnings thereon) to, and register in the name of, Seller or to Buyer for cancellation.

(e) Determination of Earnout.

(i) As soon as practicable (but in any event within ten (10) days) after the date on which the audited financial statements of each Earnout Year of Hainan Seven Arrows become available, Buyer’s Chief Financial Officer (the “CFO”), will prepare and deliver to Seller, with a copy to the Escrow Agent, a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.3 of: (A) the Contributed Profits of Hainan Seven Arrows for the applicable Earnout Year, (B) the Net Income of Hainan Seven Arrows for the applicable Earnout Year and (C) whether any Escrow Earnout Shares have vested for such Earnout Year or any Additional Earnout Shares have been earned for such Earnout Year for Seller in accordance with Section 1.3(b) as a result of the calculations and determinations in clauses (A) and (B). Seller will have twenty (20) days after its receipt of an Earnout Statement to review the Earnout Statement. Seller and its Representatives on its behalf may make inquiries of Buyer regarding questions concerning or disagreements with an Earnout Statement arising in the course of its review thereof, and of shall provide reasonable cooperation in connection therewith. If Seller has any objections to an Earnout Statement, Seller shall deliver to Buyer (to the attention of the CFO), with a copy to the Escrow Agent, a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by Seller within twenty (20) days following the date of receipt of the applicable Earnout Statement, then Seller will have waived its right to contest such Earnout Statement and the calculations and determinations set forth therein. If such written statement is delivered by Seller within such twenty (20) day period, then Buyer shall negotiate in good faith to resolve any such objections for a period of ten (10) days thereafter. If Buyer and Seller do not reach a final resolution within such ten (10) day period, then upon the written request of either Buyer or Seller, the Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.3(d)(ii) below.

(ii) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.3(d) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.3(d). Each of Buyer and Seller agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by Buyer or Seller in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Buyer and Seller proportionately based on the difference between the number of Escrow Earnout Shares and Additional Earnout Shares in the Earnout Statement as submitted by such party to the Independent Expert and the Independent Expert’s final determination of the number of Escrow Earnout Shares and Additional Earnout Shares, in inverse proportion to the Independent Expert’s final determination. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. Each of Buyer and Seller will use their reasonable efforts to make their presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each of Buyer and Seller will be entitled, as part of its presentation, to respond to the presentation of the Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.3(d)(ii). It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Buyer and Seller will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Buyer and Seller and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(f) Covenants Regarding Financial Reporting. Buyer hereby agrees to cause Hainan Seven Arrows, for each of its 2026, 2027 and 2028 fiscal years, to (i) not change its fiscal year end from December 31 of such year, (ii) report the financial information of Hainan Seven Arrows in U.S. dollars using traditional methodology set forth in Buyer’s audited financial statements and (iii) keep such financial books and records as reasonably necessary to permit Buyer to determine the 2026 Contributed Profits, 2027 Contributed Profits and 2028 Contributed Profits and the 2026 Net Income, 2027 Net Income and 2028 Net Income in accordance with the terms of this Agreement.

1.4 Surrender of the Company Securities and Disbursement of Exchange Consideration.

(a) At the Closing, Buyer shall cause the Exchange Shares to be issued to the Escrow Agent in the name of Seller in exchange for its Company Shares in accordance with the Exchange Consideration.

(b) At the Closing, Seller will take those actions relating to the Purchased Shares set out in Section 2.2, which at the reasonable discretion of Buyer may include a requirement that the owner of any lost, stolen or destroyed the Company share certificates deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer or the Company with respect to the Company Shares represented by the Company share certificates alleged to have been lost, stolen or destroyed.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a Buyer Class A Share will be issued by Buyer by virtue of this Agreement or the Transactions, and the Seller who would otherwise be entitled to a fraction of a Buyer Class A Share (after aggregating all fractional Buyer Class A Shares that would otherwise be received by such Person) shall instead have the number of Buyer Class A Shares issued to Seller rounded down in the aggregate to the nearest whole Buyer Class A Share.

1.5 Seller Consent. Seller, as a shareholder or other security holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which Seller is a party or bound and all applicable Laws.

1.6 Termination of Certain Agreements. Without limiting the provisions of Section 8.1, the Company and Seller hereby agree that, effective at the Closing, (a) any shareholders’, voting or similar agreement among the Company and Seller with respect to the Company’s shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article II
CLOSING

2.1 Closing. The consummation of the Transactions (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, New York 10105, remotely via the electronic exchange of signatures, on the date hereof (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

2.2 Closing Deliveries by the Company and Seller. At or prior to the Closing, the Company and Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a) Secretary Certificates. The Company shall have delivered to Buyer a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the resolutions of its board of directors authorizing and approving (i) the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions (ii) approving the transfer of the Purchased Shares to Buyer and the making of all necessary entries in the Company’s register of shareholders, (iii) (if any share certificate for the Purchased Shares has been lost) approving an indemnity for the lost share certificate and (iv) cancelling each existing share certificate for the Purchased Shares and authorizing the issue of a new share certificate to Buyer for the Purchased Shares, (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound and (D) certified copies of the Company’s registers of shareholders, directors and (if applicable) charges (reflecting the pre-Closing position)

(b) Escrow Agreement. The Company and Seller shall have delivered to Buyer the Escrow Agreement, duly executed by Seller.

(c) Management Services Agreement. Seller shall have delivered to Buyer the Management Services Agreement in the form attached as Exhibit A hereto, duly executed by Hainan Seven Arrows (and other applicable subsidiaries of Seller).

(d) Employment Agreement. Seller shall have delivered to Buyer the Employment Agreement with the key employees of the Company identified by Buyer as set forth on Schedule 2.2(d) (the “Key Employees”), in form attached as Exhibit D hereto, duly executed by the Key Employees.

(e) Consents. The Company shall have delivered to Buyer the required Consents listed in Schedule 2.2(e).

(f) Good Standing. The Company shall have delivered to Buyer a good standing certificate (or similar documents applicable for such jurisdictions) for the Company dated no earlier than five (5) days prior to the Closing Date from the BVI Registrar and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Registered agent’s certificate: a registered agent’s certificate for the Company dated no earlier than five days before Closing, including certified copies of the Company’s registers of shareholders, directors and (if applicable) charges (reflecting the pre-Closing position).

(h) Company’s Organizational Documents. Seller shall have delivered to Buyer the Company’s current memorandum and articles of association.

(i) Share transfer form. Seller shall have delivered to Buyer a share transfer form for the Purchased Shares in favor of Buyer, duly signed by Seller under hand and in wet ink.

(j) Seller Share certificate. Seller shall have delivered to Buyer a share certificate for the Purchased Shares or (if any share certificate has been lost) an indemnity for the lost share certificate in form and substance acceptable to each of the Buyer and the Company.

(k) Surrender letters. Seller shall have delivered to Buyer the surrender letter in form and substance acceptable to each of Buyer and the Company, in compliance with section 59(1B) of the BVI Act and reflecting the terms agreed under Section 1.3 for any Escrow Earnout Shares forfeited by Seller (the “Surrender Letters”) duly executed under hand in wet ink.

(l) Updated shareholder register. A certified copy of the Company’s original register of shareholders showing the transfer of the Purchased Shares to Buyer.

(m) New Company share certificates. A new share certificate for the Purchased Shares in the name of Buyer.

(n) Economic substance. Evidence (in form and substance satisfactory to Buyer) that the Company has made all necessary filings up Closing under the BVI ES Act and BVI BOSS Act.

(o) Annual return. evidence (in form and substance satisfactory to Buyer) that the Company has made all necessary filings up to Closing with respect to its annual financial returns in accordance with the requirements under section 98A of the BVI Act for each year since the BVI Business Companies (Amendment) Act, 2022 (as amended) came into force;

(p) Client of record: (i) a signed and dated letter of instruction to the Company’s registered agent from its client of record in form and substance acceptable to Buyer and (ii) a signed and dated letter of acknowledgement from the Company’s registered agent to its client of record in form and substance acceptable to Buyer;

(q) Spousal Consent. the spouse of Seller shall have executed and delivered to Buyer a Spousal Consent.

(r) Equity value. Buyer’s satisfaction with the Company’s equity value being at least $17 million.

2.3 Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to the Company:

(a) Secretary Certificates. Buyer shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the resolutions of Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, including authorizing the issuance of the Exchange Shares in accordance with section 48 of the BVI Act, and (C) the incumbencies of officers authorized to execute this Agreement or any Ancillary Document to which their companies are or are required to be a party or otherwise bound.

(b) Management Services Agreement. Buyer shall have delivered to the Company the Management Services Agreement in the form attached as Exhibit A hereto, duly executed by Buyer and applicable subsidiaries.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in (i) the disclosure schedules delivered by Buyer to the Company and Seller on the date hereof (the “Buyer Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports (as defined below) that are available on the SEC’s website through EDGAR, Buyer and represent and warrant to the Seller Parties as follows:

3.1 Organization and Standing. Buyer is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Buyer has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Buyer is not in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the boards of directors of Buyer and (b) no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Buyer is a party shall be when delivered, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Non-Contravention. Except as otherwise described in Schedule 3.3, the execution and delivery by Buyer of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and the compliance by Buyer with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of Buyer’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Buyer under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Buyer under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Party is a party, except for any deviations from the foregoing clause (c) that would not reasonably be expected to have a Material Adverse Effect on Buyer.

3.4 SEC Filings and Buyer Financials.

(a) Except as set forth on Schedule 3.4, Buyer, since January 1, 2024, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to Seller copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 20-F for each of two fiscal years ended December 31, 2024 and 2023 of Buyer and (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Buyer Class A Shares are listed on Nasdaq, (B) there are no Actions pending or, to the Knowledge of Buyer, threatened, against Buyer by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Shares on Nasdaq and (C) Buyer Shares is in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of Buyer contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited six-month financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Buyer’s management has completed an assessment of the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a annual report on Form 20-F, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

3.5 Capitalization.

(a) Buyer is authorized to issue an unlimited number of Buyer Class A Shares and 2,000,000 Buyer Class B Shares. The issued and outstanding Buyer Shares as of the date of this Agreement are set forth on Schedule 3.5(a). All of the issued and outstanding Buyer Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party. None of the outstanding Buyer Shares have been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to issued or unissued Buyer Shares or (B) obligating Buyer to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Shares or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of any shares of Buyer.

3.6 Exchange Shares. When issued by Buyer to Seller in accordance with the terms of this Agreement, the Exchange Shares will be (a) issued free and clear of all Liens (other than Permitted Liens) except (i) those imposed by applicable securities Laws, (ii) the rights of Buyer and the other Buyer Indemnified Parties under this Agreement (including under ARTICLE VII), and (iii) those incurred by Seller or its Affiliates and (b) validly and duly issued and fully paid and non-assessable. All consents, approvals or authorizations of any of Buyer’s existing shareholders or creditors or the SEC, that are required to be obtained by Buyer in connection with the issuance of the Exchange Shares to Seller hereunder have been obtained.

3.7 Finders and Brokers. Except as set forth on Schedule 3.7, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer, the Buyer Companies, or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

3.8 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in this Agreement (including the related portions of the Company Disclosure Schedules (as defined below)) and in any certificate delivered to Buyer or pursuant hereto; and (b) none of the Seller Parties or their respective Representatives have made any representation or warranty as to the Seller Parties or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Buyer pursuant hereto.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the disclosure schedules delivered by the Seller Parties to Buyer on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Seller and the Company, jointly and severally, hereby represent and warrant to Buyer as follows:

4.1 Organization and Standing. The Company is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Buyer accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents, the laws of its jurisdiction of incorporation or formation, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Seller Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller Parties, enforceable against such applicable Seller Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The issued shares in the Company consist of 50,000 Company Shares, and there are no other issued equity interests of the Company. Prior to giving effect to the Transactions, Seller is the legal (registered) and beneficial owner of all of the issued and outstanding equity interests of the Company, all of which Company Shares are validly issued, fully paid and owned by Seller free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer’s payment of the Exchange Consideration by delivery of the Exchange Shares at the Closing in accordance with Section 1.2, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those incurred by Buyer), will pass to Buyer. All of the issued shares, other equity interests and Convertible Securities of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of its jurisdiction of incorporation or formation, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) The Company does not have an equity incentive plan.

(c) All Indebtedness of the Company as of the date of this Agreement is disclosed on Schedule 4.3(c). No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by the Company, (iii) the ability of the Company to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any shares in the Company, and the board of directors of the Company has not authorized any of the foregoing.

(e) The Purchased Shares are not, and do not represent assets which were, the subject of a transfer at an undervalue (within the meaning of section 246 of the BVI Insolvency Act or within the meaning of any analogous legislation in a relevant jurisdiction) within the past five years.

(f) The share certificates for the Purchased Shares to be delivered to Buyer at Closing are the only documents of title for the Purchased Shares.

(g) Except for the Company’s Organizational Documents, there are no documents or arrangements in force governing the relationship between the shareholders of the Company, the management of the Company or the subscription for, or issue, purchase, transfer or ownership of, shares in the Company.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth in Schedule 4.4, no Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another the Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by Seller (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in case of clause (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Target Companies as of December 31, 2025 (the “Company Balance Sheet Date”; such date, the “Company Balance Sheet Date”), and as of December 31, 2024, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “Company Financials”). The Company Financials (x) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (y) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (z) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2022, no Target Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Buyer or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) The Company is not insolvent within the meaning of section 8 of the BVI Insolvency Act and (to the best of its knowledge and belief) no steps have been taken, or resolutions passed, to appoint a liquidator of the Company or a receiver in respect of the Company or any of its assets.

4.8 Absence of Certain Changes. Since January 1, 2026, except as set forth on Schedule 4.8 or for actions expressly contemplated by this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2022, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 BVI Act fees.. The Company is not liable to pay any fines under the BVI Act and all returns, filings, publications, particulars, resolutions, notices and other documents (including the memorandum and articles of association) which the Company is required by applicable law to file with or deliver to the BVI Registrar or any authority in the BVI have been correctly made and duly and timely filed and delivered and were correct when filed and delivered.

4.11 Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Buyer true, correct and complete copies of any material Company Permits, all of which material Company Permits are listed on Schedule 4.11. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.12 Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2022); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2022, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Target Companies, taken as a whole. Since January 1, 2022, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to Buyer (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $25,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $25,000 per year;

(viii) is with any Company Top Customer or Company Top Vendor;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $25,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice and loans made to employees in the ordinary course of business in an amount not exceeding $5,000), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations); or

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving

(c) of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) no Target Company is in breach or default in any material respect, and no event has occurred that  to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company; Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 4.14(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(d) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property developed by such employees and independent contractors in the performance of services for a Target Company by such Persons other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable the Target Company by operation of law. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of the Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP to the extent such Company IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to confidential third-party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.15 Taxes and Returns. Except as set forth on Schedule 4.15:

(a) Each Target Company has timely filed all income and other material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established, have been timely paid, collected or withheld. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Target Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h) Each Target Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including Section 482 of the Code and any comparable or similar provision of applicable Law). The Target Companies have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of applicable Law. No Target Company is a party to any advance pricing agreement or any similar Contract or agreement. No Target Company is subject to any gain recognition agreement under Section 367 of the Code.

(i) No Target Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(k) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(m) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes. No Target Company has ever been engaged in a U.S. trade or business (within the meaning of the Code).

4.16 Real Property. Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Buyer a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17 BVI Real Property. No Target Company has an interest in any (i) land located in the British Virgin Islands or (ii) shares, debt obligations or other securities of any body corporate which has an interest in any land located in the British Virgin Islands.

4.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than ($15,000) is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.18, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company, the Company has provided to Buyer a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such the Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.19 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on the Company Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.20 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other Representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.20(b), each Target Company (i) is and has been for the past six (6) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.20(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date the employee’s name, job title or description, employer and location. Except as set forth on Schedule 4.20(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.20(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Buyer by the Company.

(d) Schedule 4.20(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company. Except as set forth on Schedule 4.20(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.20(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.21 Benefit Plans.

(a) Set forth on Schedule 4.21(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company nor any ERISA Affiliate has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iv) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have in all material respects been timely made. No Target Company has incurred, or will incur in connection with the Transactions, any material Liability in connection with termination of, or withdraw from, any Company Benefit Plan, except for customary administrative charges.

(d) To the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit Liabilities or have been accrued in all material respects on the Company Financials.

(e) The Company is not, nor will be, obligated, whether under any Company Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by a Target Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which the Company or any Target Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

4.22 Environmental Matters. Except as set forth in Schedule 4.22:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits required for its business and operations, no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Buyer all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any the Target Company.

4.23 Transactions with Related Persons. No Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.23 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.23 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

4.24 Business Insurance.

(a) Schedule 4.24(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Buyer (the “Insurance Policies”). All premiums due and payable under the Insurance Policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of the Insurance Policies. Each such Insurance Policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2022, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.24(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company since January 1, 2022. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

(c) The Insurance Policies are adequate for conducting the business of the Target Companies and are sufficient for compliance with all applicable Laws and Contracts to which each Target Company is a party or by which it is bound.

4.25 Top Customers and Suppliers. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2025, the ten (10) largest customers of the Target Companies (the “Company Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Company Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Company Top Vendor or Company Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Company Top Vendor or Company Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Company Top Vendor or Company Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Company Top Vendor or Company Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Company Top Vendor or Company Top Customer.

4.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any current report on Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer, or its Affiliates.

4.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) none of Buyer or its Representatives have made any representation or warranty as to Buyer or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.31 Financial services business. No Target Company has ever carried on any financial services business (as defined in the BVI Financial Services Commission Act, 2001).

4.32 BVI ES Act. The Company has in all respects complied with the requirements of the BVI ES Act and has completed such filings as are required by the BVI ES Act and the BVI BOSS Act in respect of each financial period since the BVI ES Act came into force and all such filings have been correctly made and duly filed and were correct when filed.

4.33 BVI annual return. The Company has filed its annual financial return in accordance with the requirements under section 98A of the BVI Act.

4.34 BVI International Tax Authority. The Company has not received any correspondence, information requests or notices from the BVI International Tax Authority.

4.35 Company records. The Company’s records (i) are in the physical possession of the registered agent of the Company and (ii) have been maintained in all material respects in accordance with all applicable laws, and are complete and up-to-date books and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.36 Security. All security granted by the Company (if any) has (if registerable pursuant to the BVI Companies Act) been registered in accordance with section 162 and section 163 of the BVI Act.

Article V
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth in the Seller Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Seller hereby represents and warrants to the Company and Buyer as follows:

5.1 Standing . Seller is a national of Japan.

5.2 Authorization; Binding Agreement. Seller has all requisite power, authority legal right and capacity, to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions. No other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby.

5.3 Ownership. Seller has good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens (other than Permitted Liens) and has the exclusive right to dispose of, and to transfer, and deliver valid title to Buyer of the Purchased Shares that he is selling to Buyer hereunder as provided in this Agreement. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which Seller is a party or by which Seller is bound, with respect to the voting or transfer of any of Seller’s Purchased Shares other than this Agreement. Upon delivery of Seller’s Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

5.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Seller is required to be obtained or made in connection with the execution, delivery or performance by Seller of this Agreement or any Ancillary Documents or the consummation by Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of Seller to consummate the Transactions.

5.5 Non-Contravention. The execution and delivery by Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by Seller of the transactions contemplated hereby and thereby, and compliance by Seller with any of the provisions hereof and thereof, will not, (a) if Seller is an entity, conflict with or violate any provision of Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Seller under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which Seller is a party or Seller or its properties or assets are otherwise bound, except for any deviations from the foregoing clause (c) that has not had and would not reasonably be expected to materially impair or delay the ability of Seller to consummate the Transactions.

5.6 No Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, nor any Order is outstanding, against or involving Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Seller is or is required to be a party.

5.7 Investment Representations. Seller (a) is either not a “U.S. Person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, or is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; and (d) is aware that an investment in Buyer is a speculative investment and is subject to the risk of complete loss, Buyer is under no obligation hereunder to register the Exchange Shares under the Securities Act. Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. Seller is capable of evaluating the risks and merits of an investment in Buyer and of protecting its interests in connection with this investment. Seller has carefully read and understands all materials provided by or on behalf of Buyer or its Representatives to Seller or Seller’s Representatives pertaining to an investment in Buyer and has consulted, as Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for Seller. Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of Seller. Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Buyer or its Representatives. Seller acknowledges and agrees that, except as set forth in Article III (including the related portions of the Buyer Disclosure Schedules), no representations or warranties have been made by Buyer or any of its Representatives, and that Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Buyer or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

5.9 Information Supplied. None of the information supplied or to be supplied by Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents or (b) in the mailings or other distributions to Buyer’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) and (b), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Seller expressly for inclusion or incorporation by reference in any of the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

5.10 Independent Investigation. Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) and in any certificate delivered to Seller pursuant hereto, and the information provided by or on behalf of Buyer for the Registration Statement; and (b) neither Buyer nor its Representatives have made any representation or warranty as to Buyer, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) or in any certificate delivered to Seller pursuant hereto.

5.11 Mutual Drafting.The Parties acknowledge and agree that: (a) this Agreement is the result of negotiations among the Parties and will not be deemed or construed as having been drafted by any one Party, (b) each Party has been represented, or had the opportunity to be represented by, counsel, (c) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, exhibits and schedules attached hereto) and have contributed to their revision, (d) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement and (e) neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation thereof.

Article VI
OTHER AGREEMENTS OF the PARTIES

6.1 Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times during normal business hours and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor Article VII in which case, the costs and expense will be borne by the parties as set forth in Article VII).

6.2 No Trading. The Company and Seller each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each Seller Party each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Buyer, communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.3 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

6.4 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.5 Right of First Refusal.

(a) Right of First Refusal. If, following the Closing, Seller wishes to Transfer all or any portion of its Company Shares to any Person (a “Third Party Purchaser”) pursuant to a bona fide offer to purchase, Seller shall first offer such Company Shares to Buyer by sending written notice (the “Offer Notice”) which shall state (a) the number of Company Shares proposed to be Transferred (the “Offered Company Shares”), (b) the proposed purchase price of the Offered Company Shares which Seller is willing to accept (the “Offer Price”), (c) the identity of the proposed Third Party Purchaser and (d) any and all other terms of the sale. Upon delivery of the Offer Notice, such offer to Buyer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired. For a period of sixty (60) days following receipt of the Offer Notice (the “Buyer Option Period”), Buyer shall have the right to purchase some or all of the Offered Company Shares at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offer Notice (the “Right of First Refusal”).

(b) Exercise. The Right of First Refusal granted to Buyer pursuant to Section 6.5(a) above shall be exercised by delivering written notice to Seller (the “Notice of Exercise”) of the exercise thereof prior to the expiration of the Buyer Option Period to Seller. The failure of Buyer to deliver a Notice of Exercise within the Buyer Option Period shall be deemed to be a waiver of its rights under Section 6.5(a) as to that specific Offer Notice. Buyer may waive its rights under Section 6.5(a) prior to the expiration of the Buyer Option Period by giving written notice to Seller. The closing of the purchase and sale of such Offered Company Shares shall take place no later than five Business Days after receipt by Seller of the Notice of Exercise, at which point Seller shall deliverer executed share transfer forms and the share certificates for such Offered Company Shares and the Company’s register of shareholders shall be updated to reflect the transfer of the Offered Company Shares to Buyer.

6.6 Tag-Along Rights. If, following the Closing, Seller proposes to Transfer all or a portion of its Company Shares to any Person (an “Eligible Sale”), Seller shall provide Buyer with written notice (a “Tag-Along Notice”) of such Eligible Sale, specifying the number and type of Company Shares it intends to Transfer (the “Tagged Securities”) and the number of Company Shares, if any, Seller will retain after such Transfer, the purchase price and any other material terms and conditions of the proposed Eligible Sale. Buyer shall have the right to participate in the proposed sale by Transferring on the terms and conditions specified in the Tag-Along Notice, its pro rata share of such Company Shares in such Eligible Sale by delivering a written notice (the “Holder Notice”), during the thirty (30) day period after the date of delivery of the Tag-Along Notice (the “Tag Period”); provided, that Buyer shall be required to give any representations thereunder other than with respect to Buyer’s own fundamental representations of and title to Buyer’s Company Shares and any other transaction terms thereunder shall be materially similar to and no more adverse than the terms applicable to Seller making a Transfer pursuant to this Section 6.7; and provided further, that (i) the indemnification obligations of Buyer thereunder shall be several and limited in the aggregate to the net proceeds received by Buyer in connection with such Transfer, and (ii) Buyer shall not be required to agree to any non-competition restriction. Upon the expiration of the Tag Period, Seller may consummate the Eligible Sale, selling the Company Shares indicated in the Tag-Along Notice, along with the aggregate number of such Company Shares that Buyer has indicated an intent to sell in such Eligible Sale, at any time up to ninety (90) days after delivery of the Tag-Along Notice; provided, that if the Transferee of such Company Shares is not willing to accept all of the Company Shares in such Eligible Sale, the number of Company Shares included in the Eligible Sale by Seller and Buyer will be proportionately reduced pro rata amongst them until the total number of Company Shares included by Seller and Buyer in the Eligible Sale is the total number of Company Shares that the Transferee is willing to accept. Promptly after such Transfer, Seller and Buyer will notify the Company thereof and will furnish such evidence of the timely completion of the Transfer and of the terms thereof as may be reasonably requested by the Company. If Seller’s sale to the third party is not consummated in accordance with the terms of the Tag-Along Notice within ninety (90) days after delivery of the Tag-Along Notice, the Transfer will be deemed to lapse, and any Transfers of Company Shares pursuant to such Tag-Along Notice will be in violation of the provisions of this Agreement unless Seller sends a new Tag-Along Notice and once again complies with the provisions of this Section 6.6 with respect to such Transfer.

6.7 Drag-Along. If at any time following the Closing Buyer approves (the “Sale Approval”) a Significant Company Transaction with an unaffiliated Person, Buyer shall have the right and option to require the Company and Seller to consent to, and to do and perform any and all acts reasonably necessary or advisable to effect the Significant Company Transaction. Seller hereby agrees to the covenants set forth in this Section 6.7 and hereby waives any rights to object to any Significant Company Transaction pursuant to this Section 6.7. Promptly, but in any event within thirty (30) days after a Sale Approval, Buyer shall give the Company and Seller a notice (“Significant Transaction Notice”), setting forth among other things, the price and other terms and conditions of the Significant Company Transaction. On the condition that Seller will receive, pursuant to such Significant Company Transaction, the same per Company Exchange consideration, and notwithstanding any other provision of this Agreement, Seller shall: (i) take all necessary and desirable actions in connection with the consummation of such Significant Company Transaction, as determined and requested by written notice by Buyer; (ii) consent to such Significant Company Transaction and raise no objections to the Significant Company Transaction or to the process pursuant to which it was arranged; (iii) waive and refrain from exercising any applicable dissenters’ rights, appraisal rights or other similar rights; (d) execute and deliver all instruments and documents reasonably requested and/or directed by Buyer to effectuate the allocation and distribution of the aggregate consideration upon completion of such Significant Company Transaction; and (iv) if such transaction is structured as a sale of stock, within five (5) Business Days following the receipt of such notice (or such longer or shorter period of time as Buyer shall designate in such notice), cause Seller’s Company Shares to be sold to the designated purchaser on the terms and conditions set forth in such notice or amendment thereto.

6.8 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Buyer and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, Buyer shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.9 Confidential Information.

(a) The Company and Seller agree that they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Buyer Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Buyer Confidential Information without Buyer’s prior written consent; and (ii) in the event that the Company, Seller or any of its Representatives becomes legally compelled to disclose any Buyer Confidential Information, (A) provide Buyer to the extent legally permitted with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek, at Buyer’s cost, a protective Order or other remedy or waive compliance with this Section 6.9(a), and (B) in the event that such protective Order or other remedy is not obtained, or Buyer waives compliance with this Section 6.9(a), furnish only that portion of such Buyer Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Buyer Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, and Seller shall, and shall cause their respective Representatives to, promptly deliver to Buyer or destroy (at Buyer’s election) any and all copies (in whatever form or medium) of Buyer Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Buyer hereby agrees it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Buyer or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.9(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.9(b), furnish only that portion of such the Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such the Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Buyer shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of the Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Buyer and its Representatives shall be permitted to disclose any and all the Company Confidential Information to the extent required by the Federal Securities Laws.

6.10 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, indirect and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be equally borne by Buyer and Seller. All Tax Returns with respect to Transfer Taxes shall be filed by the party required to file the Tax Return under applicable Law, and Buyer and Seller, as applicable, shall reimburse the filing party for any Transfer Taxes that are borne by Buyer or Seller, respectively, pursuant to this Section 6.10(a). Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

(b) Any Taxes (other than Transfer Taxes) owed or incurred by the Company, the Seller or any of their respective directors, officers or shareholders as a result of the Transactions shall by borne and payable by each such respective party. In the event Buyer pays any such Taxes (other than Transfer Taxes) on behalf of the Company, the Seller or any of their respective director, officers or shareholders, each such respective party shall reimburse Buyer for the full amount of any such Taxes paid by Buyer on behalf of such party.

6.11 Board of Directors and Officers of the Company. Within 30 days after the Closing, the Parties shall take all necessary action, including causing the directors of Company to resign, so that effective as of the Closing, (i) directors designated by Buyer constitute at least a majority of the board of directors of the Company, and (ii) the Chief Financial Officer of the Company will be designated by Buyer.

6.12 Non-Competition.  As a material inducement for Buyer entering into this Agreement, and as additional consideration therefor, Seller hereby agrees that:

(a) For a period of five (5) years after the Closing, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, engage or participate in, whether as principal, manager, director, officer, shareholder, member, employee, agent, consultant, or otherwise, or become involved in any business in competition with the Business anywhere in the world (the “Restrictive Activities”) other than through operation of the Company and its Subsidiaries; provided, that: (A) passive ownership of two percent (2%) or less of the voting stock, equity securities or other equity interests or other securities convertible into any company, corporation, partnership or other entity that is public and (B) interests in Buyer pursuant to this Agreement, in each case, shall not be a breach of Seller’s and its Affiliates’ obligations under this Agreement.

(b) Buyer and Seller acknowledge and agree that the covenants and agreements contained in this Section 6.12 have been negotiated in good faith by each of them. Buyer and Seller further acknowledge that the covenants and agreements contained in this Section 6.12 are necessary to preserve the value of the Company for Buyer following the transactions contemplated herein. Seller acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 6.12 are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry, (B) Seller has unique access to, and will continue to have access to, Confidential Information, including trade secrets and know-how regarding the Company, (C) Seller is receiving significant consideration in connection with the transactions contemplated herein and (D) this Section 6.12 provides no more protection than is necessary to protect Buyer’s interest in the goodwill of the Company, Confidential Information and trade secrets. If any one or more of the provisions contained in this Section 4.12 shall be held to be excessively broad as to scope, territory or period of time, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable Law.

(c) Except as required by Law, Seller shall hold for a period of five (5) years from the Closing Date in confidence all Confidential Information obtained in the course of its ownership of, or participation in, the Company which is either non-public, confidential or proprietary in nature. For a period of five (5) years from the Closing Date, Seller shall keep such Confidential Information confidential and shall not, without the prior written consent of Buyer, disclose such Confidential Information to any Person. Notwithstanding the foregoing, Seller may disclose Confidential Information if and only to the extent such disclosure (i) is reasonably necessary for the purpose of Seller asserting its rights (or a defense) in a dispute among the parties hereto, (ii) is required by Law, subject to reasonable prior notice to Buyer, cooperation with Buyer (at Buyer’s sole cost) in its attempt to seek a protective order or other relief, and, failing the entry of such a protective order or other relief, the limitation of any such disclosure to such Confidential Information as is, in the opinion of counsel, legally required to be so disclosed, (iii) is obtained by Seller from a third party who has no obligation of confidentiality to Buyer with respect to such information or (iv) is generally available to the public at the time of disclosure by Seller, provided that, such entrance into public knowledge is through no breach of this Agreement by Seller or person(s) acting on Seller’s behalf. Seller will use its commercially reasonable efforts to limit any disclosure of the Confidential Information.

6.13 Escrow Earnout Shares Restrictions.   Seller hereby agrees that, without the prior written consent of Buyer, Seller shall take any action which would result in, or would reasonably be expected to result in, the creation of any Lien or other restriction (including, without limitation, on voting, sale, transfer or disposition) upon the Escrow Earnout Shares, or upon any dividends, distributions or other income paid on or otherwise accruing to such Escrow Earnout Shares, as long as they are held in the Escrow Account.

6.14 Delivery of Books and Records . Seller and the Company shall deliver to Buyer, as soon as practicable, and in any event within fifteen (15) days after the end of each fiscal year of the Company, the management accounts, work papers, and other books and records of the Company, and shall use their best efforts to assist Buyer in the preparation of the financial statements of the Company and Buyer. For the avoidance of doubt, the Company Financials for the years ended December 31, 2026 and all subsequent years shall be audited in accordance with GAAP by an accounting firm selected by Buyer, in consultation with Seller, and Buyer shall bear the fees and costs incurred in appointing such accounting firm.

Article VII

INDEMNIFICATION

7.1 Survival.

(a) None of the representations and warranties contained in Article III shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.

(b) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Articles IV and V herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four months from the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.13 (Intellectual Property), 4.14 (Taxes and Returns), 4.19 (Benefit Plans) and 4.20 (Environmental Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.5 (Governmental Approvals), 4.6 (Non-Contravention), 4.26 (Finders and Brokers), Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Ownership), 5.4 (Governmental Approvals), 5.5 (Non-Contravention), and 5.8 (Finders and Brokers) (the “Fundamental Representations”) will survive indefinitely (such representations and warranties in clauses (i) and (ii), collectively, the “Special Representations”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 7.1. All covenants, obligations and agreements of the Parties contained in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 other than clauses (a) or (c) thereof may be made at any time. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the applicable Survival Date shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(d) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement; or

(e) any matter referred to on Schedule 7.2(e).

7.3 Certain Limitations. (f) The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2(a) or Section 7.2(c), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) or the aggregate amount of all Losses in respect of indemnification under Section 7.2(c) exceeds $50,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that the Basket shall not apply to any breach of any Special Representations; provided, further, that any breach of Special Representations (other than an intentional misrepresentation) shall not be considered in determining whether the Basket has been satisfied. The aggregate amount of all Losses for which Seller may be liable pursuant to Section 7.2(a) or 7.2(c) shall not exceed $3,000,000 (the “Cap”); provided, that with respect to any claims for breaches of any Special Representations, the Cap shall be equal to the Exchange Consideration. Notwithstanding the foregoing, (i) the Basket and the Cap shall not apply to (A) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnifying Party (or any of its Affiliates) and (B) indemnification claims based in whole or in part upon fraud, willful misconduct or intentional misrepresentation. The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) and (c) of Section 7.2 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 7.2.

(b) Solely for purposes of calculating the amount of any Losses arising out of or caused by any breach by the Company or Seller of any representation or warranty made by the Company or Seller in this Agreement for which a Buyer Indemnitee is entitled to indemnification pursuant to this Article VII any references in any such representation or warranty to “material,” or “Material Adverse Effect” or similar qualifications shall be disregarded.

7.4 Indemnification Procedures.  (c) The Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”

(a) Direct Claims. Any Action by an Indemnified Party on account of a Loss (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b) Third Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 7.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to assume the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, an Indemnified Party is a named defendant and (A) there are legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived. If the Indemnifying Party elects not to defend such Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to this Section 7.4(b)(i), pay, compromise, and/or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.8) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non- defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.4(b)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.4(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5 Payment of Indemnification Claims. Notwithstanding anything to the contrary contained herein, the Parties expressly acknowledge and agree that any payment due from Seller in respect of an indemnification claim by any Buyer Indemnitee hereunder shall solely be satisfied by forfeiture or cancellation of shares of Buyer Class A Shares issued or to be issued to Seller, including the Escrow Earnout Shares held in the Escrow Account, up to an amount not to exceed the Cap in the following order: (i) first, from the Escrow Earnout Shares held in the Escrow Account (Seller shall no longer be eligible to receive such Escrow Earnout Shares from the Escrow Account) and (ii) then, from the shares of Buyer Class A Shares that have been disbursed from the Escrow Account to Seller in accordance with Section 1.3 and the Escrow Agreement, with each Escrow Earnout Share in clauses (i) and (ii) valued at the a price per Escrow Earnout Share equal to the Buyer Share Price. Any Escrow Earnout Shares (and Earnings thereon) that are determined to have been forfeited by Seller in accordance with this Section 7.5 will be delivered by the Escrow Agent to Buyer for cancellation by Buyer (with any other securities or property included within the forfeited Escrow Earnout Shares being held in reserve by Buyer). In the event that at the time of issuance of any Buyer Class A Shares shall be issuable to Seller, a claim that has been timely asserted by the Buyer Indemnitees remain unresolved pursuant to the provisions of this Article VII, Buyer shall issue all Buyer Class A Shares, as the case may be, valued in excess of the amount of the unresolved claim and shall deposit the remaining shares in the amount of the unresolved claim into an escrow account with a third party escrow agent to be agreed to between Buyer and Seller. Notwithstanding the foregoing, Seller shall have the discretion to make any payment due from Seller in respect of an indemnification claim by any Buyer Indemnitee hereunder in cash in lieu of forfeiture or cancellation of Buyer Class A Shares pursuant to Section 7.3.

(a) Any indemnification obligation of an Indemnitor under this ARTICLE VII will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 7.4. The provisions of this ARTICLE VII notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is entitled to indemnification hereunder, if Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to Seller pursuant to this Agreement or any Ancillary Document.

7.6 Exclusive Remedies. Subject to Section 9.6, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article VIII
WAIVERS AND Releases

8.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies and Buyer from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 8.1.

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) if sent by email on a Business Day before 11:59 p.m. (recipient’s time), when transmitted; (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer to: ReTo Eco-Solutions, Inc. X-702, 60 Anli Road, Chaoyang District Beijing, People’s Republic of China 100101 Attn: Xinyang Li Telephone No.: [***] E-mail: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345Avenue of the Americas
New York, New York 10105
Attn: Wei Wang, Esq.

Jonathan Cramer, Esq.
Telephone No.: (212) 370-1300
E-mail: wwang@egsllp.com and jcramer@egsllp.com

If to Seller: Shiba Rei 751-30 Takada, Kashiwa City, Chiba Prefecture, Japan Attn: Shiba Rei Telephone No.: [***] E-mail: [***]

with a copy (which will not constitute notice) to:

Guantao (Fuzhou) Law Firm

46/F, Fusheng Qianlong Plaza, No.70 Zhenwu Road, Taijiang District, Fuzhou City, Fujian Province, China

Attn: Siheng Chen, Esq.

Telephone No.: +86 591 8731 1996
E-mail: 13905915707@139.com

If to the Company to: Seven Arrows Supply Chain Limited 751-30 Takada, Kashiwa City, Chiba Prefecture, Japan Attn: Shiba Rei Telephone No.: [***] E-mail: [***]

with a copy (which will not constitute notice) to:

Guantao (Fuzhou) Law Firm

46/F, Fusheng Qianlong Plaza, No.70 Zhenwu Road, Taijiang District, Fuzhou City, Fujian Province, China

Attn: Siheng Chen, Esq.

Telephone No.: +86 591 8731 1996
E-mail: 13905915707@139.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Buyer, the Company and Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except for the rights of the Buyer Indemnitees set forth in ARTICLE VII, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Buyer, the Company and Seller.

9.9 Waiver. Each of Buyer and the Company on behalf of itself and its Affiliates, and Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Seller.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Buyer and its Representatives at least two (2) Business Days prior to the date of this Agreement and Buyer and its Representatives have been given access to the electronic folders containing such information. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Buyer to be given, delivered, provided or made available by Buyer, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Company or its Representatives, such Contract, document, certificate or instrument shall have been (i) filed publicly or (ii) posted to the electronic data site maintained on behalf of Buyer for the benefit of the Company and its Representatives at least two (2) Business Days prior to the date of this Agreement and the Company and its Representatives have been given access to the electronic folders containing such information.

9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2026 Net Income” means the Net Income for the fiscal year ended December 31, 2026.

“2027 Net Income” means the Net Income for the fiscal year ended December 31, 2027.

“2028 Net Income” means the Net Income for the fiscal year ended December 31, 2028.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Spousal Consent and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, China or the British Virgin Islands are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Buyer Class A Shares” means the Class A shares, no par value, of Buyer.

“Buyer Class B Shares” means the Class B shares, par value $0.01 per share, of Buyer.

“Buyer Company” means each of Buyer and its direct and indirect Subsidiaries.

“Buyer Confidential Information” means all confidential or proprietary documents and information concerning Buyer or any of its Affiliates; provided, however, that Buyer Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Buyer or its Representatives to the Company, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Buyer Confidential Information.

“Buyer Options” means options to purchase Buyer Shares.

“Buyer Share Price” means a price per share equal to $1.00 per share. Any determinations of the Buyer Share Price shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

“Buyer Shares” means Buyer Class A Shares and Buyer Class B Shares.

“BVI” means the territory of the British Virgin Islands.

“Buyer Shares” means Buyer Class A Shares and Buyer Class B Shares.

“BVI Act” means the BVI Business Companies Act (Revised Edition), 2020.

“BVI Boss Act” means the BVI Beneficial Ownership Secure Search System Act, 2017.

“BVI ES Act” means the BVI Economic and Substance (Companies and Limited Partnerships) Act, 2018.

“BVI Insolvency Act” means the BVI Insolvency Act (Revised Edition) 2020.

“BVI Registrar” means the BVI Registrar of Corporate Affairs.

“China” means PRC, the People’s Republic of China.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Seller or any of their respective Affiliates, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Seller or their respective Representatives to Buyer or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such the Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares of the Company.

“Company Option” means as of any determination time, each option to purchase Company Shares that is outstanding and unexercised.

“Company Outstanding Shares” means the total number of Company Shares issued and outstanding immediately prior to the Closing.

“Company Securities” means, collectively, the Company Shares, any Company Options and any other the Company Convertible Securities.

“Company Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Confidential Information” shall mean, with respect to the Company, the trade secrets, confidential or proprietary information, knowledge, know-how, including, without limitation, its licensees (past and present), research and development information and materials, inventions, methods, strategies, techniques, processes, plans, product designs, material designs, fabric designs, procedures, contracts, sales information, financial information and budgets.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributed Profits” means with respect to Hainan Seven Arrows for any fiscal year, the amount equal to fifty one percent (51%) of the Net Income, if any, of Hainan Seven Arrows in an applicable year; provided, however, that if after the Closing and during the Earnout Period, the Company or its Subsidiaries acquires another business or material assets, then the Contributed Profits shall be computed without taking into consideration (i) the revenues of or generated by such acquired business or material assets or (ii) any impact such acquired business or material assets would have on the net income of Hainan Seven Arrows. Contributed Profits will also exclude (x) any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income and (y) any revenues that are non-recurring and earned outside of the ordinary course.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Escrow Earnout Shares during the time such Escrow Earnout Shares are held in the Escrow Account, as of the relevant date.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excess Profits” means Net Income less the Net Income Target for each applicable year.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

 “Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hainan Seven Arrows” means Hainan Qi Jian Supply Chain Co., Ltd., a company incorporated under the laws of China.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), whether contingent or otherwise, including the principal amount thereof and all fees and interest accrued thereon, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, minority interests, preferred shares, or other debt security, including all interest accrued thereon, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all guarantees, pledges or similar assurances by any member of such Person to pay another Person’s debt or to perform another Person’s obligation in the case of default, (k) all off-balance sheet Liabilities of such Person; and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by Buyer and Seller, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if Buyer and Seller cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Buyer or Seller may require, by written notice to the other Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.3(d).

“Independent Expert Notice Date” means the date that either Buyer or Seller receives written notice under Section 1.3(d)(i) or Section 1.3(d)(ii) from the other Party referring such dispute to the Independent Expert.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of Seller and each officer and director of the Company after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; (b) Buyer, the actual knowledge of each officer and director of Buyer; and (c) any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, charge, security interest, attachment, right of first refusal, assignment by way of security, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, or any other arrangement that has a similar effect.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes hereof, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic or the worsening thereof, including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or pendency of the Transactions (including the Share Exchange) (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); and (vii) in the case of the Company, the ability of the Company to make any of the representations and warranties contained in this Agreement as of the date hereof; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Nasdaq” means the Nasdaq Capital Market.

“Net Income” means net income of the Company as set forth in the Company’s audited financial statements for any applicable year, as determined in accordance with GAAP.

“Net Income Target” means, as the context requires, each of the 2026 Net Income Target, the 2027 Net Income Target, or the 2028 Net Income Target.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, statutory books, articles of association memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP) have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Company Transaction” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a liquidation or winding up of the Company; (ii) a transaction in connection with which more than fifty percent (50%) of the Company’s voting power is transferred to Persons that were not shareholders prior to the consummation of such transaction, provided, however, that the Company’s sale of securities to raise funds for operations shall not be deemed to be a Significant Company Transaction unless otherwise determined by the board of directors of the Company, in its sole discretion; (iii) a merger, consolidation or similar transaction directly or indirectly involving the Company in which the shareholders of the Company immediately prior to the consummation of such transaction do not directly or indirectly own, immediately after the consummation of such transaction, outstanding voting securities that represent (A) more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction, or (B) more than fifty percent (50%) of the combined outstanding voting power of a parent of the surviving entity in such transaction; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, other than such a disposition to a Person in which the shareholders of the Company own more than fifty (50%) of the combined voting power of voting securities, in substantially the same proportions as their ownership of the Company immediately prior to such disposition; provided, that in no event shall a Significant Company Transaction be deemed to include any transaction effected solely for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Spousal Consent” shall mean a consent in the form of Exhibit B attached hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or Control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, real property, Personal Property, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) liability under any abandonment or unclaimed property, escheat or similar Law and (d) any Liability for the payment of amounts described in clauses (a), (b) or (c) of this sentence as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Buyer Class A Shares are actually traded on the principal securities exchange or securities market on which the Buyer Class A Shares are then traded.

“Transfer” means any direct or indirect transfer, bequest, gift, donation, sale, assignment, pledge, hypothecation, grant of a security interest in, or entry into, any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interest in Securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession with respect to Securities.

“VWAP” means, as of any date, the dollar volume-weighted average price for Buyer Class A Share on the principal securities exchange or securities market on which such shares are then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of Buyer Class A Share in the over-the-counter market on the electronic bulletin board for Buyer Class A Share during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for Buyer Class A Share as reported by NASDAQ; provided, that if the VWAP cannot be calculated for Buyer Class A Share on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as reasonably determined in good faith by Buyer.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

2026 Net Income Target	1.3(b)(i)
2026 Contributed Profits	1.3(b)(i)
2026 Escrow Earnout Shares	1.3(b)(i)
2026 Pro Rata Earnout Amount	1.3(b)(ii)
2027 Net Income Target	1.3(b)(iv)
2027 Contributed Profits	1.3(b)(iv)
2027 Escrow Earnout Shares	1.3(b)(iv)
2027 Pro Rata Earnout Amount	1.3(b)(v)
2028 Net Income Target	1.3(b)(vii)
2028 Contributed Profits	1.3(b)(vii)
2028 Escrow Earnout Shares	1.3(b)(vii)
2028 Pro Rata Earnout Amount	1.3(b)(viii)
Additional Earnout Shares	1.3(b)(x)
Agreement	Preamble

Term	Section

Basket	7.3(a)
Business	Recitals
Buyer	Preamble
Buyer Disclosure Schedules	Article III
Buyer Financials	3.4(b)
Buyer Indemnitees	7.2
Cap	7.3(a)
CFO	1.3(d)
Closing	2.1
Closing Date	2.1
Closing Filing	6.9(b)
Closing Press Release	6.9(b)
Company	Preamble
Company Balance Sheet	4.7(a)
Company Balance Sheet Date	4.7(a)
Company Benefit Plan	4.19(a)
Company Certificate	1.4(c)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(c)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Top Customer	4.23
Company Top Vendor	4.23
Direct Claim	7.4(a)
Escrow Agreement	1.3(c)
Escrow Earnout Shares	1.3(a)
Earnout Statement	1.3(d)
Earnout Year	1.3(a)
EGS	2.1
Eligible Sale	6.7
Enforceability Exceptions	3.2
Environmental Permit	3.20(a)
Escrow Account	1.3(c)(i)
Escrow Agent	1.3(c)(i)
Exchange Consideration	1.2
Exchange Shares	1.2
Expenses	8.3
Federal Securities Laws	6.2
Fundamental Representations	7.3(a)
Hainan Seven Arrows	1.3(a)
Health Plan	3.19(k)
Holder Notice	6.7
Indemnified Party	7.4
Indemnifying Party	7.4
Insurance Policies	4.22(a)
Management Services Agreement	Recitals
Notice of Exercise	6.5(b)
OFAC	3.24(c)
Offer Notice	6.5(a)
Offer Price	6.5(a)
Offered Company Shares	6.5(a)
Off-the-Shelf Software	4.13(a)
Operating Companies	1.3(a)
Option Shares	6.5(a)
Party(ies)	Preamble
Public Certifications	3.7(a)

Term	Section

Purchased Shares	Recitals
Registration Statement	6.6(a)
Related Person	4.21
Releasing Persons	8.1
Remaining 2026 Escrow Earnout Shares	1.3(b)(ii)
Remaining 2027 Escrow Earnout Shares	1.3(b)(v)
Remaining 2028 Escrow Earnout Shares	1.3(b)(viii)
Restrictive Activities	6.12(a)
Right of First Refusal	6.6(a)
Sale Approval	6.8
SEC Reports	3.4(a)
Seller	Preamble
Significant Transaction Notice	6.7
Specified Courts	9.4
Special Representations	7.1(b)
Specified Courts	9.4
Survival Date	7.1(b)
Tag-Along Notice	6.7
Tagged Securities	6.7
Tagging Period	6.7
Third Party Claim	7.4(b)
Third Party Purchaser	6.6(a)
Transactions	Recitals
Transfer Taxes	6.10(a)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its duly authorized officer as of the date first written above.

The Company:

SEVEN ARROWS SUPPLY CHAIN LIMITED

By:	/s/ Shiba Rei
	Name:	Shiba Rei
	Title:	Director

Buyer:

RETO ECO-SOLUTIONS, INC.

By:	/s/ Xinyang Li
	Name:	Xinyang Li
	Title:	Chief Executive Officer

Seller:

/s/ Shiba Rei
Shiba Rei